EXHIBIT 99.1

NEWS RELEASE

ALY ENERGY SERVICES, INC. ANNOUNCES
ACQUISTION OF UNITED CENTRIFUGE USA, LLC

HOUSTON, TEXAS, APRIL 16, 2014 - Aly Energy Services, Inc. (OTCQB: ALYE) today announced that on April 15, 2014, it acquired substantially all of the assets used in the operations of United Centrifuge USA, LLC, including but not limited to 46 centrifuges as well, shakers and vehicles, and all of the outstanding membership interests in United Centrifuge USA, LLC, in a deal totaling $25MM.

From Munawar “Micki” Hidayatallah, Chairman and CEO of Aly Energy Services, Inc.: “This acquisition brings an exciting new dimension to Aly Energy’s fluid management, solids control, and surface rental equipment operations. Not only are we acquiring United’s leading edge equipment and technology, but we are also adding United’s highly qualified management team, led by Myles Bowman. United Centrifuge USA, LLC represents an exceptionally complementary acquisition for Aly Energy Services, Inc.; acquiring United further diversifies Aly’s customer base, expands our geographic footprint into new basins, and adds new products and services to our current offerings. The quality of United’s equipment, technology, and service offerings has enabled their management team to grow United from a startup operation in February 2012 to revenues of nearly $12MM in FY 2013. Aly will continue to advance our combined entity through increased capital expenditures, geographic expansion, and further strategic acquisitions.”

In a joint announcement, Myles Bowman, GM/VP of United Centrifuge USA, LLC added, “We’re excited to announce that becoming an Aly company places us in an even stronger position to continue providing our customers with the same quality service they’ve come to expect from us as United, even as we maintain our traditional core values of Honesty, Integrity, and Hard Work.”

The purchase price will be funded by both debt and equity. Aly Energy Services, Inc. has amended its loan agreement with Wells Fargo Bank, N.A. (NYSE: WFC), increasing its term debt to $25MM and its revolving line of credit to $5MM. The proceeds of the term debt will pay down the existing debt of approximately $9.7MM, leaving some $15MM as partial consideration for all of the operating assets and membership interests of United Centrifuge USA, LLC. Any surplus proceeds from the term debt will go towards working capital and general corporate purposes.

Aly Energy Services, Inc. also completed a private placement of 12,419,108 shares at $0.55 per share. While this private placement will close on April 30, 2014, as of today’s announcement, Aly is in receipt of cash proceeds totaling $5,680,510 and expects to receive an additional $1.15MM prior to the closing date. The equity contribution will be used to fund capital expenditures, working capital, and acquisitions.

The Board of Directors of Aly Energy Services, Inc. has approved a name change of the acquired entity from United Centrifuge USA, LLC to Aly Centrifuge Inc.
About Aly Energy Services, Inc.

ALYE, through its subsidiaries Aly Operating, Inc. and Austin Chalk Petroleum Services Corp., provides surface rental equipment and roustabout services responsible for delivering equipment and rig-up on well sites. ALYE has operating yards in Giddings, Texas (headquarters), San Angelo, Texas, and Dilley, Texas, from which ALYE services the Eagle Ford shale, and the Permian Basin, as well as other strategic Texas fields. ALYE’s primary products include mud circulating tanks (400 and 500 barrel capacity), mud pumps (diesel and electric), oil skimming systems, secondary containment systems and stairs, mud mixing plants, and 3" polyethylene pipe. ALYE fabricates several of its products in-house.

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Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include the risks detailed from time to time in the SEC reports of Aly Energy Services, Inc. Aly Energy Services, Inc. undertakes no obligation to update forward-looking statements.